#1920 - 1188 West Georgia Street Vancouver, BC, V6E 4A2 www.doratoresources.com Telephone: 604-408-7488 Facsimile: 604-408-7499

NEWS   RELEASE

NR09-01

January 7, 2009

Dorato Amends Option Agreement

Vancouver, British Columbia - Dorato Resources Inc. (“Dorato” or the “Company”) (TSX-V: DRI, Frankfurt:D05) is pleased to announce that on December 23, 2008 the Company received TSX Venture Exchange acceptance of an amended option agreement (the “Amended Agreement”) dated October 16, 2008 among Dorato Peru S.A.C. (“Dorato Peru”), a wholly-owned subsidiary of the Company, Jorge Arturo Bedoya Torrico and Jaime Medanic (the “Sellers”). The Amended Agreement amends an option agreement (the “Original Agreement”) among Dorato Peru and the Sellers dated October 18, 2007 under which the Sellers granted Dorato Peru an option  to acquire 100% of the shares of Compania Minera Afrodiata S.A.C. (“Minera Afrodita”).  Minera Afrodita owns mining concessions in the Condillera del Condor region of Peru.

The consideration to be paid to Minera Afrodita under the Original Agreement was 3,000,000 common shares of Dorato and a cash payment of US$8,000,000.  Pursuant to the Amending Agreement the total consideration to be paid by Dorato for the Minera Afrodita option is amended to a total of 8,600,000 common shares of which 7,700,000 have now been issued, and US $3,000,000 of which US $2,000,000 has been paid.

As part of this amended consideration 4,700,000 common shares of Dorato were issued on December 23, 2008 and are subject to a statutory hold period expiring April 24, 2009.

The Company further announces that pursuant to its 2007 Incentive Stock Option Plan, it has granted incentive stock options to certain directors, officers and employees and consultants allowing them to purchase up to an aggregate of 1,000,000 common shares in the capital stock of the Company.  The options are exercisable at a price of CAD 0.30 for a period of two years ending January 7, 2010.

About Dorato Resources Inc.

The Company is an exploration mining company focused on the highly prospective Cordillera del Condor Gold District in Peru. Recent exploration on the Ecuadorian side of the boarder has been highly successful and includes a number of gold and copper discoveries. Key features of the Dorato land package includes shared geology, structural setting, proximity, extensions of known trends and numerous placer gold occurrences. Dorato has acquired first mover status with its strategic land package and has successfully locked in a significant portion of this exciting emergent gold-copper district.

On behalf of the board of directors of

DORATO RESOURCES INC.

(signed) “Keith J. Henderson,” President

For further information please contact:

Quentin Mai, Manager- Corporate Communications & Investor Relations

Email: qmai@doratoresources.com

Phone: 604-638-3694/ Fax: (604) 408-7499

The TSX Venture Exchange has in no way passed upon the merits of the transaction and has neither approved or disproved the contents of this press release.

Cautionary Statement

This press release contains statements that are “forward looking”. Generally, the words “expect”, “intend”, “estimate”, “will” and similar expressions identify forward-looking statements, by their very nature, forward-looking statements are subject to known and unknown risks and uncertainties that may cause our actual results, performance or achievements, or that of our industry, to differ materially from those expressed or implied in any of our forward looking statements. Statements in this press release regarding Dorato’s business or proposed business, which are not historical facts, are “forward-looking” statements that involve risks and uncertainties, such as estimates and statements that describe Dorato’s future plans, objectives or goals, including words to the effect that Dorato or management expects a stated condition or result to occur. Since forward looking statements address events and conditions, by their very nature, they involve inherent risks and uncertainties. Actual results in each case could differ materially from those currently anticipated in such statements. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made.